Exhibit 99.1

New Media Announces Strong Fourth Quarter & Full Year 2015 Results and Dividend of $0.33 per Common Share

NEW YORK, N.Y. February 25, 2016 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the fourth quarter and full year ended December 27, 2015.

Fourth Quarter 2015 Financial Summary

•	New Media declares a cash dividend of $0.33 per common share for the fourth quarter of 2015

•	Net income of $56.4 million, an increase of $44.9 million to prior year

•	Total revenues of $333.6 million, an increase of 78.6% to prior year, and a decrease of 5.3% on a same store basis*

•	Digital revenue of $29.6 million, an increase of 11.3% to prior year on a same store basis*

•	Operating income of $66.7 million, an increase of $49.2 million to prior year

•	As Adjusted EBITDA of $54.3 million, an increase of 58.2% to prior year*

•	Free cash flow of $45.6 million, an increase of 63.6% to prior year*

•	Free cash flow per basic share of $1.02, an increase of 37.1%, or $0.28, to prior year despite an additional 7.2 million weighted average shares outstanding*

•	Free cash flow and free cash flow per basic share of $88.4 million and $1.98, respectively, including the gain from the sale of the Las Vegas Review-Journal (“Las Vegas”)*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $186.6 million

Full Year 2015 Financial Summary

•	Net income of $67.6 million, an increase of $70.8 million to the prior year

•	Total revenues of $1,195.8 million, an increase of 83.3% to prior year, and a decrease of 3.9% on a same store basis*

•	Digital revenue of $106.9 million, an increase of 10.7% on a same store basis*

•	Operating income of $103.4 million, an increase of $77.1 million to prior year

•	As Adjusted EBITDA of $162.1 million, an increase of 81.2% to prior year*

•	Free cash flow of $128.0 million, or $2.89 per basic share, an increase of 36.8% per share to prior year*

•	Free cash flow and free cash flow per basic share of $170.8 million and $3.86, respectively, including the gain from the sale of Las Vegas*

Fourth Quarter 2015 & Subsequent Business Highlights

•	Propel, our digital marketing services platform, achieved all-time high revenue of $9.4 million in the quarter

•	Completed the sale of Las Vegas and its related publications for $140.0 million, or 7.0x LTM pro-forma As Adjusted EBITDA, resulting in an approximate gain of 69%*

•	Acquired the Business Information Division of Dolan LLC (“Dolan”) for $35.0 million, or 2.8x LTM pro-forma As Adjusted EBITDA*

•	Completed the acquisition of the Erie Times-News (“Erie”) and related publications and certain liabilities for $11.5 million, or 2.5x LTM pro-forma As Adjusted EBITDA*

•	Agreed to move to a transition services agreement ending the management agreement related to the sale of Las Vegas

Summary of Fourth Quarter and Full Year 2015 Results

($ in million, except per share)
GAAP Reporting	Q4 2015	FY 2015
Revenues	$333.6	$1,195.8
Operating income	$66.7	$103.4
Net income	$56.4	$67.6

Non-GAAP Reporting*	Q4 2015	FY 2015
As Adjusted EBITDA	$54.3	$162.1
Free cash flow	$45.6	$128.0
Free cash flow per basic share	$1.02	$2.89
Including the gain from the sale of Las Vegas
Free cash flow	$88.4	$170.8
Free cash flow per basic share	$1.98	$3.86

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, New Media President and Chief Executive Officer, commented, “Q4 was a very busy and exciting quarter for the Company, and marks a solid finish to a successful year for New Media. During the quarter, the Company announced and completed the sale of the Las Vegas Review-Journal and related publications for $140.0 million, or 7.0x LTM pro-forma As Adjusted EBITDA. The sale, which was completed on December 10, 2015, resulted in an approximate gain of 69%. Concurrent with the sale of Las Vegas, New Media also announced, and has since closed, two local media acquisitions for $46.5 million, for an average 2.7x LTM pro-forma As Adjusted EBITDA. We believe these transactions demonstrate our continued commitment and ability to execute on highly accretive deals that generate substantial returns for our shareholders. To date, New Media has completed twelve acquisitions with a gross purchase price of nearly $640 million, and after factoring in estimated net synergies, the transactions generate levered yields of over 40%.

“In addition to our successful acquisition strategy, Propel had a particularly strong quarter with revenue at a record high of $9.4 million. We continue to believe that as Propel scales, the platform is well positioned to become a meaningful contributor to our overall revenue trends, and in combination with new revenue streams, will offset topline declines by the end of 2017.

“Today, our core business continues to produce strong cash flows and healthy profit margins. We believe New Media is well positioned to remain a disciplined buyer while consolidating the fragmented local media market. As we grow free cash flow through organic and inorganic initiatives, we see an opportunity to increase our dividend while simultaneously lowering our payout ratio. Given our increased liquidity, established track record of sourcing deals, success at growing digital revenue, and stable free cash flow, we believe New Media remains an attractive total return vehicle that will drive substantial returns for our shareholders.”

Fourth Quarter 2015 Financial Results

New Media recorded total revenues of $333.6 million for the quarter, an increase of 78.6% when compared to the prior year, and a decrease of 5.3% on a same store basis. Total Print Advertising decreased 10.5% on a same store basis primarily driven by continued pressure on Local Print Advertising and Preprints, which decreased 11.7% and 11.5%, respectively. The decline in Preprints reflects the challenges the retail sector is currently facing, leading to major retailers decreasing their volume and closing stores in our markets.

Classified Print revenue decreased 7.0% on a same store basis; however, declines were muted by obituaries and legals revenue, which continue to be stable subcategories, and currently comprise over 35% of total Classified Print revenue.

Digital continues to be a strong revenue category and increased 11.3% on a same store basis to $29.6 million. Propel generated $9.4 million in revenue, an increase of 68.1% to the prior year on a same store basis.

Circulation, our largest individual revenue category at nearly one-third of total revenues, increased 2.0% on a same store basis, driven by targeted promotions and systematic price increases to drive incremental revenue. Lastly, Commercial Print and Other revenue decreased 11.0% to the prior year, on a same store basis, with 44% of the decline driven by recent acquisitions shifting from external print relationships to intercompany revenue, as they are now part of New Media.

Total expenses, on a same store basis, decreased 2.5% to the prior year totaling $279.3 million, after adjusting for non-recurring and non-cash items. As the Company continues to realize synergies from our acquisitions, we are able to drive lower expenses for the total Company while simultaneously investing in our print and digital initiatives to improve revenue trends.

As Adjusted EBITDA, free cash flow, and free cash flow per basic share were $54.3 million, $45.6 million, and $1.02 for the quarter, an increase of 58.2%, 63.6%, and 37.1% to the prior year, respectively. Including the gain from the sale of Las Vegas, free cash flow and free cash flow per basic share were $88.4 million and $1.98 for the quarter, an increase of $60.5 million and $1.23, or 217.4% and 166.0% to the prior year, respectively.

During the quarter an impairment analysis was performed, and subsequently a $4.8 million masthead impairment was identified. The impairment was related entirely to the legacy GateHouse newspapers that were restructured in late 2013, and therefore had very little headroom for subsequent intangibles valuations.

Fourth Quarter 2015 Dividend

New Media’s Board of Directors declared a fourth quarter 2015 cash dividend of $0.33 per share of common stock. The dividend is payable on March 17, 2016 to shareholders of record as of the close of business on March 9, 2016.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Full Year 2015 Financial Results

New Media recorded revenues of $1,195.8 million in 2015, which represents an increase of 83.3% when compared to the prior year, and a decrease of 3.9% on a same store basis.

Total Print Advertising decreased 7.7% on a same store basis; however, New Media’s Digital revenue increased 10.7% on a same store basis. Propel contributed $31.3 million to Digital revenue, an increase of 69.5% to the prior year on a same store basis. Circulation revenue, our largest individual revenue category, continues to be a stable category and increased 0.5% to the prior year, on a same store basis.

Total expenses in 2015 of $1,033.8 million decreased $35.7 million, or 3.3% compared to the prior year, on a same store basis, after adjusting for non-recurring and non-cash items.

As Adjusted EBITDA, free cash flow, and free cash flow per basic share of $162.1 million, $128.0 million, and $2.89 for the full year increased $72.6 million, $60.3 million, and $0.78 over the prior year, respectively. Including the gain from the sale of Las Vegas, free cash flow and free cash flow per basic share were $170.8 million and $3.86 for the full year, an increase of $103.2 million and $1.75 over the prior year, respectively.

New Media’s 2015 dividends will all be treated as taxable dividends due to our profitable results.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, February 25, 2016 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, March 10, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “38524970.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 124 daily publications. As of December 27, 2015, the Company operates in over 485 markets across 31 states. New Media’s portfolio of products, as of December 27, 2015, include over 560 community publications and over 485 websites, serve more than 190,000 business advertising accounts, and reaches 19 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store results, Adjusted EBITDA, As Adjusted EBITDA, free cash flow, and adjusted free cash flow including the gain from the sale of Las Vegas are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Same Store Results

Same store results, a non-GAAP financial measure, take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The acquisition of Victorville Daily Press, American Consolidated Media Southwest, Petersburg Progress-Index, Foster’s Daily Democrat, and Monroe News (“tuck-in acquisitions”), were funded from the Company’s available cash, and not considered material.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, non-cash items such as non-cash compensation, non-recurring integration and reorganization costs, gain/loss on sale or disposal of assets, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of prior and future acquisitions, expected revenue trends and our ability to continue to grow free cash flow and, our dividend and deliver shareholder returns, our ability to leverage our scale to increase our buying power and lower expenses, growing our digital services business and revenues, pursuing and completing future acquisitions and strategic opportunities, the availability of such opportunities and the benefits associated with such opportunities, expected developments related to the Las Vegas management agreement, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Sara Yakin, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 27, 2015	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$146,638	$123,709
Restricted cash	6,967	6,467
Accounts receivable, net of allowance for doubtful accounts of $4,479 and $3,462 at December 27, 2015 and December 28, 2014, respectively	136,249	80,151
Inventory	15,744	9,824
Prepaid expenses	14,549	9,129
Other current assets	11,763	10,632

Total current assets	331,910	239,912
Property, plant, and equipment, net of accumulated depreciation of $85,038 and $40,172 at December 27, 2015 and December 28, 2014, respectively	384,824	283,786
Goodwill	171,119	134,042
Intangible assets, net of accumulated amortization of $23,122 and $7,709 at December 27, 2015 and December 28, 2014, respectively	303,575	156,742
Deferred financing costs, net	3,143	3,252
Other assets	5,692	3,092

Total assets	$1,200,263	$820,826

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$678	$650
Current portion of long-term debt	3,509	2,250
Accounts payable	9,571	9,306
Accrued expenses	99,495	47,061
Deferred revenue	62,294	35,806

Total current liabilities	175,547	95,073
Long-term liabilities:
Long-term debt	353,409	219,802
Long-term liabilities, less current portion	9,192	5,609
Deferred income taxes	3,988	2,821
Pension and other postretirement benefit obligations	11,054	13,394

Total liabilities	553,190	336,699

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at
December 27, 2015 and December 28, 2014; 44,710,497 and 37,466,495 issued and outstanding at December 27, 2015 and December 28, 2014, respectively	445	375
Additional paid-in capital	605,033	484,220
Accumulated other comprehensive loss	(3,158)	(4,469)
Retained earnings	44,753	4,001

Total stockholders’ equity	647,073	484,127

Total liabilities and stockholders’ equity	$1,200,263	$820,826

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except per share data)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Revenues:
Advertising	$196,592	$110,179	$696,696	$385,399
Circulation	105,007	55,387	378,263	195,661
Commercial printing and other	32,050	21,230	120,856	71,263

Total revenues	333,649	186,796	1,195,815	652,323
Operating costs and expenses:
Operating costs	179,725	101,880	656,555	368,420
Selling, general, and administrative	117,621	55,588	406,282	211,829
Depreciation and amortization	16,451	10,628	67,752	41,450
Integration and reorganization costs	2,832	826	8,052	2,796
(Gain) loss on sale or disposal of assets	(54,458)	399	(51,051)	1,472
Mastheads impairment	4,800	—	4,800	—

Operating income	66,678	17,475	103,425	26,356
Interest expense	7,457	4,630	29,345	16,636
Amortization of deferred financing costs	165	146	2,712	1,049
Loss on early extinguishment of debt	—	—	—	9,047
Loss on derivative instruments	—	—	—	51
Other expense	359	227	350	65

Income (loss) from continuing operations before income taxes	58,697	12,472	71,018	(492)
Income tax expense	2,321	1,009	3,404	2,713

Net income (loss)	56,376	11,463	67,614	(3,205)

Income (loss) per share:
Basic:
Net income (loss)	$1.26	$0.31	$1.53	$(0.10)
Diluted:
Net income (loss)	$1.26	$0.30	$1.52	$(0.10)
Dividends declared per share	$0.33	$0.27	$1.29	$0.54
Comprehensive income (loss)	$57,617	$7,037	$68,925	$(8,132)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Twelve months ended	Twelve months ended
	December 27, 2015	December 28, 2014
Cash flows from operating activities:
Net income (loss)	$67,614	$(3,205)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	67,752	41,450
Amortization of deferred financing costs	655	1,049
Loss on derivative instrument	—	(25)
Non-cash compensation expense	1,319	59
Non-cash interest expense	2,129	824
Non-cash reorganization costs, net	—	—
Non-cash interest related to unrealized losses upon dedesignation of cash flow hedges	—	—
Non-cash loss on early extinguishment of debt	—	5,949
Deferred income taxes	1,167	2,821
(Gain) loss on sale or disposal of assets	(51,051)	1,472
Pension and other postretirement benefit obligations	(1,002)	(1,604)
Impairment of long-lived assets	—	—
Mastheads impairment	4,800	—
Changes in assets and liabilities:
Accounts receivable, net	(4,255)	1,781
Inventory	2,701	1,226
Prepaid expenses	(219)	(614)
Other assets	(1,412)	1,045
Accounts payable	(14,666)	(4,292)
Accrued expenses	37,814	(7,476)
Deferred revenue	(1,508)	(218)
Other long-term liabilities	3,481	1,204

Net cash provided by operating activities	115,319	41,446

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,155)	(5,012)
Proceeds from sale of publications, other assets and insurance	142,583	1,027
Acquisitions, net of cash acquired	(431,126)	(77,618)

Net cash used in investing activities	(298,698)	(81,603)

Cash flows from financing activities:
Capital contribution to Local Media	—	—
Payment of debt issuance costs	(592)	(4,610)
Borrowings under term loans	122,872	217,775
Borrowings under revolving credit facility	99,000	24,068
Repayments under long-term debt	(3,135)	(158,562)
Repayments under revolving credit facility	(104,000)	(44,068)
Payment of offering costs	(1,343)	(1,073)
Issuance of common stock, net of underwriter’s discount	150,866	116,737
Payment of dividends	(57,360)	(18,212)

Net cash provided by (used in) financing activities	206,308	132,055

Net increase (decrease) in cash and cash equivalents	22,929	91,898
Cash and cash equivalents at beginning of period	123,709	31,811

Cash and cash equivalents at end of period	$146,638	$123,709

Supplemental disclosures on cash flow information:
Cash interest paid	$21,726	$15,181
Cash income taxes paid	$1,389	$—

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Income (loss) from continuing operations	$56,376	$11,463	$67,614	$(3,205)
Income tax expense	2,321	1,009	3,404	2,713
Loss on derivative instruments (1)	—	—	—	51
Loss on early extinguishment of debt	—	—	—	9,047
Amortization of deferred financing costs	165	146	2,712	1,049
Interest expense	7,457	4,630	29,345	16,636
Depreciation and amortization	16,451	10,628	67,752	41,450
Mastheads impairment	4,800	—	4,800	—

Adjusted EBITDA from continuing operations	87,570	27,876	175,627	67,741
Non-cash compensation and other expense	18,373	5,231	29,433	17,405
Integration and reorganization costs	2,832	826	8,052	2,796
(Gain) loss on sale or disposal of assets	(54,458)	399	(51,051)	1,472

As Adjusted EBITDA	54,317	34,332	162,061	89,414
Interest paid	(4,056)	(4,261)	(21,726)	(15,181)
Net capital expenditures	(3,770)	(1,994)	(10,155)	(5,012)
Pension payments	53	(238)	(1,002)	(1,604)
Cash taxes (2)	(993)	—	(1,214)	—

Free Cash Flow	45,551	27,839	127,964	67,617

Basic weighted average shares outstanding	44,710,497	37,466,495	44,233,892	$31,985,469
Diluted weighted average shares outstanding	44,790,902	37,584,908	44,382,663	31,985,469
Basic Free Cash Flow per share	$1.02	$0.74	$2.89	$2.11
Net Gain from the Sale of Las Vegas (3)	42,805		42,805
As Adjusted EBITDA with Gain from Sale of Las Vegas	97,122		204,866
Interest paid	(4,056)		(21,726)
Net capital expenditures	(3,770)		(10,155)
Pension payments	53		(1,002)
Cash taxes (2)	(993)		(1,214)

Adjusted Free Cash Flow including Gain from Las Vegas	88,356		170,769

Basic Free Cash Flow per share including Gain from Las Vegas	$1.98		$3.86

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Cash paid, net of refunds.
(3)	Gain on sale, net of incentive fee.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended December 27, 2015	Three months ended December 28, 2014	Twelve months ended December 27, 2015	Twelve months ended December 28, 2014
Total revenues from continuing operations	$333,649	$186,796	$1,195,815	$652,323
Revenue adjustment for material acquisitions (1)	—	165,361	—	591,925

Same Store Revenues	$333,649	$352,157	$1,195,815	$1,244,248

(1)	Material acquisitions include Providence, Halifax, Stephens, and Columbus.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Pro-Forma As Adjusted EBITDA for Las Vegas

(In thousands)

Twelve months ended September 27, 2015
Income(Loss) from continuing operations	$3,791
Depreciation and amortization	3,042

Adjusted EBITDA from continuing operations	6,833
Non-cash compensation and other expense	292
Integration and reorganization costs	108
Gain on sale of assets	(1)

As Adjusted EBITDA - Actual Results	7,232
Pro-forma As Adjusted EBITDA Adjustments and Pro-forma Synergies	12,911

Pro-forma As Adjusted EBITDA (1)	20,143

(1)	Pro-forma As Adjusted EBITDA has been adjusted for quarters New Media did not own the Las Vegas and synergies realized to date.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Pro-Forma As Adjusted EBITDA for Dolan

(In thousands)

Twelve months ended December 27, 2015
Income(Loss) from continuing operations	$7,827
Depreciation and amortization	4,149

Adjusted EBITDA from continuing operations	11,976
Non-cash compensation and other expense	—
Integration and reorganization costs	1,194
Gain on sale of assets	(915)

As Adjusted EBITDA - Actual Results	12,255
Pro-forma As Adjusted EBITDA Adjustments and Pro-forma Synergies	193

Pro-forma As Adjusted EBITDA (1)	12,448

(1)	Pro-forma As Adjusted EBITDA has been adjusted for synergies realized as of the transaction date.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Pro-Forma As Adjusted EBITDA for Erie

(In thousands)

Twelve months ended December 27, 2015
Income(Loss) from continuing operations	$2,806
Interest expense	85
Depreciation and amortization	595

Adjusted EBITDA from continuing operations	3,486
Non-cash compensation and other expense	—
Integration and reorganization costs	—
Gain on sale of assets	(184)

As Adjusted EBITDA - Actual Results	3,302
Pro-forma As Adjusted EBITDA Adjustments and Pro-forma Synergies	1,334

Pro-forma As Adjusted EBITDA (1)	4,636

(1)	Pro-forma As Adjusted EBITDA has been adjusted for synergies realized as of the transaction date.